EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Agile Therapeutics, Inc. 2014 Incentive Compensation Plan of our report dated March 17, 2014 (except for Note 13 as to which the date is May 8, 2014) with respect to the financial statements of Agile Therapeutics, Inc. for the years ended December 31, 2013 and 2012, included in the Registration Statement Form S-1 No. 333-194621) and the related prospectus, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Metro Park, New Jersey

October 17, 2014